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                                                                   EXHIBIT 10.21

                           FOOTWEAR ACQUISITION, INC.
                         591 Redwood Highway, Suite 2180
                          Mill Valley, California 94941
                                       USA

                                                                   April 5, 2001

UNION OVERSEAS HOLDINGS LIMITED


            Re: Sourcing Rights with Union Overseas Holdings Limited

Dear Sirs:

      We refer to the Stock and Note Purchase Agreement between Footwear Acquisition Inc. ("Footwear"), yourselves ("UOHL") and certain other stockholders identified therein dated April 5, 2001 (the "SPA") and the related Investors Rights Agreement between the same parties dated the same date (the "IRA").

      In connection with our purchase of the assets of Converse, Inc. and your purchase of certain of our capital stock pursuant to the SPA, we have agreed to provide certain footwear product sourcing rights as set forth below, and accordingly, the parties acknowledge and agree as follows:

      1. All capitalized terms used but not otherwise defined herein shall have the same meanings as are ascribed thereto in the SPA or the IRA, as indicated below.

      2. The terms of this Letter Agreement shall become effective immediately prior to the closing under the APA.

      3. If UOHL meets Footwear's good faith requirements as to price, quality and delivery, Footwear will purchase its good faith footwear requirements from UOHL, or any direct or indirect subsidiary of Symphony Holdings Ltd. ("Symphony") or any other corporate Affiliate of Symphony (collectively, the "Manufacturer"). Footwear products for which Manufacturer meets Footwear's good faith requirements as to price, quality and delivery are referred to as "Qualified Products."

      4. With respect to Footwear's requirements for footwear products that are not Qualified Products ("Non-Qualified Products"), Footwear shall in good faith provide (i) to the extent practicable or permitted (based on trade secret and patent limitations) the requirements and specifications for such Non-Qualified Products and (ii) Manufacturer a commercially reasonable opportunity to manufacture a portion of such requirements. To the extent Footwear does not purchase its requirement for Non-Qualified Products from Manufacturer after Manufacturer has requested an opportunity to do so, Footwear shall deliver a good faith written notification to Manufacturer of the basis for such decision.
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      5. The price and other terms for Footwear's purchase of products shall be commercially reasonable, taking into account price, other market terms then prevailing and Footwear's good faith requirements.

      6. In respect of Qualified Products, the parties recognize that Footwear may secure alternative second source suppliers on a commercially prudent basis. For example, Footwear may protect against natural disaster and political risks and over-concentration in manufacturing activities with Manufacturer in respect to a specific footwear style. In no event, however, shall Footwear purchase 50% or more of its footwear requirements for Qualified Products from any such second source.

      7. Footwear shall form a research and development operating committee (which shall be maintained to consider Footwear's research and development needs and direction) and Manufacturer shall have the right to designate a representative to serve on such committee.

      8. Within 30 days of the date hereof, the parties shall negotiate in good faith the terms and methods for the (i) placement of orders, (ii) payment for orders, (iii) determination of purchase prices, (iv) shipping methods and (v) such other details as are necessary to carry out the terms of this Letter Agreement.

      9. Each party agrees to carry out in good faith its obligations with respect to this Letter Agreement.

      10. Unless sooner terminated pursuant to the provisions of the second sentence of this paragraph 10, this letter agreement shall continue for seven years from date of the closing under the APA, and shall automatically renew for successive one year terms (each such one year term, a "Renewal Term"), unless one party delivers to the other party notice of nonrenewal at least 180 days prior to the expiration any Renewal Term. Notwithstanding the foregoing, this Letter Agreement shall immediately terminate and be of no further force and effect (i) if UOHL holds less than 50% of the shares of Common Stock it owned immediately following the closing under the SPA, (ii) upon the occurrence of a Change in Control of Footwear (as defined in the IRA), (iii) upon the commencement of a Qualified Initial Public Offering (as defined in the IRA) if such Qualified Initial Public Offering occurs after 42 months after the closing under the APA; or (iv) 42 months after the closing under the APA if such Qualified Initial Public Offering occurs prior to the 42nd month after the closing under the APA.

      11. Miscellaneous

            (a) Any term of this Letter Agreement may be amended or waived only with the written consent of the parties to this Letter Agreement.

            (b) This Letter Agreement shall be governed by the laws of the State of New York.

            (c) All notices, requests and other communications hereunder shall be in writing and shall be delivered in accordance with the SPA.

            (d) This Letter Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
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This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manners and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

                                                   FOOTWEAR ACQUISITION, INC.



                                                   By: /s/ William N. Simon
                                                       Name: William N. Simon
                                                       Title: Executive Director



AGREED AND ACCEPTED AS OF THE DATE SET
FORTH ABOVE:

UNION OVERSEAS HOLDINGS LIMITED



By: /s/ Edward D. Sy
    Name: Edward D. Sy
    Title: Director